Comparison of change in value of $10,000 investment in Dreyfus Short Term Income Fund and the
Merrill Lynch Corporate and Government (1-5 Years) Index

EXHIBIT A:


                               Merrill
                                Lynch
               Dreyfus        Corporate
                Short            and
                Term          Government
   PERIOD      Income        (1-5 Years)
                Fund           Index *

  8/18/92      10,000          10,000
  7/31/93      10,732          10,602
  7/31/94      10,997          10,791
  7/31/95      11,773          11,655
  7/31/96      12,528          12,287
  7/31/97      13,649          13,273
  7/31/98      14,730          14,128
  7/31/99      15,101          14,781
  7/31/00      16,234          15,548
  7/31/01      18,048          17,287

* Source: Lipper Inc.